[front cover]
                                  J.P. MORGAN
                                  SHORT TERM
                                   BOND FUND
                                [jp morgan logo]
                                 Annual Report
                                October 31, 2000

--------------------------------------------------------------------------------

LETTER TO THE SHAREHOLDERS

December 1, 2000

Dear Shareholder,

    The J.P. Morgan Short Term Bond Fund provided a total return of 5.19% for the 12 months ended October 31, 2000. The Fund was competitive with its peer group, the Lipper Short-Intermediate Investment Grade Debt Funds Average, which had a total return of 5.69% for the same time period. The Fund, however, underperformed its benchmark, the Merrill Lynch 1-3 Year Treasury Index, which had a total return of 6.07%.

    Short Term Bond Fund's net asset value was $9.59 on October 31, 2000, a decrease from $9.68 at the start of the fiscal period. The Fund paid approximately $0.58 per share in dividends from ordinary income during the reporting period. On October 31, 2000, the net assets of the Fund were approximately $38 million, while the net assets of the Short Term Bond Portfolio, in which the Fund invests, totaled approximately $454 million.

    This report includes an interview with Mark Settles, the lead portfolio manager of the Short Term Bond Fund. Mark discusses the fixed income market in detail, and explains the factors that influenced fund performance during the fiscal period. Mark also provides insight in regard to positioning the Fund for the coming months.

    As chairman and president of Asset Management Services, we appreciate your investment in the Fund. If you have any comments or questions, please contact your Morgan representative, or call J.P. Morgan Funds Services at (800) 766-7722.

/signature/                             /signature/

Sincerely yours,
Ramon de Oliveira                       Keith M. Schappert Chairman of Asset
Management Services                     President of Asset Management Services
J.P. Morgan & Co. Incorporated          J.P. Morgan & Co. Incorporated

TABLE OF CONTENTS
--------------------------------------------------------------------------------
Letter to the Shareholders                                                 1
Fund Performance                                                           2
Portfolio Manager Q&A                                                      3
Fund Facts & Highlights                                                    5
Financial Statements                                                       6

FUND PERFORMANCE
--------------------------------------------------------------------------------

EXAMINING PERFORMANCE

    There are several ways to evaluate a mutual fund's historical performance. One way is to look at the growth of a hypothetical investment. The chart at right shows that $10,000 invested on July 31, 1993,* would have increased to $14,348 on October 31, 2000.

    Another way is to review a fund's average annual total return. This calculation takes the Fund's actual return and shows what would have happened if the Fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change of a fund's value over various time periods, typically one, five, and ten years, (or since inception). Total returns for periods of less than one year are not annualized and provide a picture of how a fund has performed over the short term.

GROWTH OF $10,000 SINCE FUND INCEPTION*
July 31, 1993-October 31, 2000

[data from line chart]

Merrill Lynch 1-3 Year Treasury Index**                             $14,833
J.P. Morgan Short Term Bond Fund                                    $14,348
Lipper Short-Intermediate Investment Grade Debt Funds Average***    $14,317

PERFORMANCE

                                                                 AVERAGE ANNUAL TOTAL RETURNS
                                                         ----------------------------------------------
                                                ONE           THREE           FIVE         SINCE
                                               YEAR           YEARS           YEARS     INCEPTION*
AS OF OCTOBER 31, 2000
J.P. Morgan Short Term Bond Fund               5.19%          5.02%           5.36%        5.11%
Merrill Lynch 1-3 Year Treasury Index**        6.07%          5.57%           5.82%        5.59%
Lipper Short-Intermediate Investment
    Grade Debt Funds Average***                5.69%          4.70%           5.25%        5.07%
AS OF SEPTEMBER 30, 2000
J.P. Morgan Short Term Bond Fund               5.22%          5.06%           5.46%        5.12%
Merrill Lynch 1-3 Year Treasury Index**        5.79%          5.64%           5.89%        5.58%
Lipper Short-Intermediate Investment
      Grade Debt Funds Average***              5.74%          4.91%           5.42%        5.10%

* The Fund commenced operations on July 8, 1993, and has provided an average annual total return of 5.05% from that date through October 31, 2000. For the purpose of comparison, the "since inception" returns in the table above are calculated from July 31, 1993, the first date when data for the Fund, its benchmark, and its Lipper category average were all available.

** The Merrill Lynch 1-3 Year Treasury Index is an unmanaged index which measures short-term bond performance. The index does not include fees or expenses and is not available for actual investment.

*** Describes the average total return for all funds in the indicated Lipper category, as defined by Lipper, Inc., and does not take into account applicable sales charges. Lipper Analytical Services, Inc. is a leading source for mutual fund data.

  Past performance is no guarantee of future results. Fund returns are net of fees, assume the reinvestment of distributions and reflect reimbursement of certain fund and portfolio expenses as described in the prospectus. Had expenses not been subsidized, returns would have been lower.

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------

[photo of Mark Settles]

    The following is an interview with Mark Settles, vice president and member of the portfolio management team for the Short Term Bond Portfolio, in which the Fund invests. Mark joined Morgan in 1994, and spent five years trading fixed-income products in our New York and London offices before coming to J.P. Morgan Investment Management. Prior to joining Morgan, he was a foreign exchange trader at The First National Bank of Chicago, and a teacher of government at the Paideia School in Atlanta, Georgia. Mark holds a B.A. in economics from Columbia University and a Masters of Management from Northwestern University. This interview was conducted on November 15, 2000, and reflects Mark's views on that date.

WHAT THEMES DOMINATED FIXED INCOME MARKETS  OVER THE PAST YEAR?

    One key theme of interest to our clients was the announcement--and subsequent implementation--of the U.S. Treasury's decision to buy back govern-ment debt and issue fewer securities in the future. An effective reduction in the supply of what is globally perceived to be the lowest-risk investment has had a profound effect on fixed income markets. This spurred a search for investment alternatives that can take the place of Treasuries in conservative portfolios and hedging strategies.

    Another key theme surfaced last spring when a senior Treasury official questioned the nature of implied guarantees associated with certain government sponsored entities. These agencies have traditionally funded themselves at quasi-government type levels due to their near "risk-free" status. This questioning of the government's commitment led to significant volatility in the agency and mortgage-backed securities markets.

    Also during this period, the Federal Reserve continued to raise interest rates in an effort to tame economic growth. The Fed's last increase of 50 basis points (0.50%) to 6.5% in May 2000, marked the sixth consecutive rate increase--totaling 175 basis points (1.75%)--since June 1999. These moves, along with an announced bias toward further tightening, served to markedly increase volatility in U.S. and global equity markets. Around the same time, evidence emerged that our economy was indeed slowing from its previous red-hot pace, and that global growth was following suit.

    As we moved toward the end of this reporting period, we also experienced a major surge in energy prices. For the most part, corporations lacked the pricing power to pass along higher costs, and we began to hear talk of a hard landing for the U.S. economy. The equity markets fell, and the Treasury curve steepened.

IN REGARD TO THE REDUCTION OF DEBT ISSUANCE BY THE TREASURY, IS THIS ACROSS THE ENTIRE MATURITY SPECTRUM, OR IS IT FOCUSED ON SPECIFIC SEGMENTS?

    The Treasury is attempting to use part of the budget surplus to shorten the average maturity of the country's outstanding debt. As a consequence, the very existence of the 30-year bond and the Treasury Inflation Protected Securities
(TIPS) program has been called into question. Auctions for the 1-year bill, and 2-, 5-, and 10-year notes have all been reduced. For example, the traditional monthly auction for the 1-year bill has now moved to a quarterly auction.

HOW WAS THE FUND POSITIONED OVER THIS PERIOD?

    During the fiscal year just ended, we maintained a significant concentration in floating rate notes and asset-backed securities. The floating rate notes were largely short-dated corporate bonds offering attractive yields that we would seek to sell once they became money market fund eligible--meaning their having a maturity of 397 days or less. As the Fed raised rates, we also maintained a short duration position versus the Merrill Lynch 1-3 Treasury Index.

WHAT CAUSED THE LACK OF LIQUIDITY IN FIXED INCOME MARKETS DURING THE FISCAL
YEAR?

    This illiquidity was and is the result of several developments. One is a significant decline over the past several years in the number of broker-dealers participating in the market. Those remaining have proven to be less willing to commit their capital to the market and assume the risk associated with

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------
                                                                    (Continued)

it. A flat yield curve exacerbates the problem. High short-term rates make it expensive for dealers to finance inventory, so they're inclined to minimize their positions. The traditional portfolio buyers--insurance companies for example--have also become less willing to step in. This is due to the changing regulatory and accounting environment for many traditional portfolio buyers, which moved to more mark-to-market accounting. Their pull back essentially removed what shock absorber there was left in the market, and illiquidity increased.

    In all, these developments--fewer dealers, high carrying costs, and a pullback by traditional buyers--helped to chill the market for corporate and high yield debt.

    One of the key developments impacting bond market performance over the past year was a dramatic deterioration of credit quality in the high-yield sector, as well as the investment-grade corporate sector. Moreover, with a reduced risk appetite, the market severely punished any bad news, causing precipitous drops in the value of any outstanding bonds of an affected issuer. The number of negative credit events this year is many times that of recent years. Many of the issuers impacted are household names, like Xerox and AT&T.

HOW ARE FIXED INCOME MARKETS ADJUSTING TO THESE AND OTHER CHANGING DYNAMICS?

    Short-term fixed income mandates revolve around three essential requirements: safety, liquidity, and return. With the present and expected future decline in the availability of low risk Treasuries, all three of these requirements have to be reevaluated and reintegrated into an investment strategy. For example, we, and other bond investors, are searching for acceptable alternatives to Treasuries, such as Agency bonds. We're also beginning to see more use of swaps to protect against risk and provide competitive returns.

HOW ARE YOU DEALING WITH THESE CHANGES  AT J.P. MORGAN?

    We're educating our clients on the uses of credit in a conservative portfolio, in particular, the tools and strategies needed to outperform in this market environment.

    We've also taken significant steps toward reengineering our credit processes to take advantage of changing market dynamics. One of these steps has been the development and implementation of improved guidelines on concentration limits per credit. We are also utilizing derivatives, where possible, to enhance our portfolio strategy.

    Beyond this, we are continuing to forge closer relationships with both buy- and sell-side analysts, and we're examining new electronic-based trading solutions. These steps and others are helping us to fine-tune our credit process so that we can meet the demands of today's marketplace.

HOW DO YOU SEE THINGS PLAYING OUT IN THE FIXED INCOME MARKETS OVER, SAY, THE NEXT THREE MONTHS?

    We anticipate a bond friendly environment, one marked by continued moderation in U.S. economic growth. As far as the Fed is concerned, the present behavior of the market for Fed funds futures suggests that its next move might be an easing of credit conditions. However, we believe the recent surge in energy prices, the firmness in unit labor costs, and associated inflationary fears, should keep the Fed on hold for the time being.

HOW ARE YOU POSITIONING THE FUND IN LIGHT  OF THIS OUTLOOK?

    In a bond friendly environment, we're looking to maintain a long duration position relative to the benchmark. This will enable us to take advantage of what we expect to be lower yields. In addition, we'll keep a significant concentration in triple A-rated asset-backed securities, which have fared well despite negative developments in the corporate bond market.

FUND FACTS
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE

    J.P. Morgan Short Term Bond Fund seeks to provide high total return, consistent with low volatility of principal. It is designed for investors who do not require the stable net asset value typical of a money market fund, but who seek less price fluctuation than is typcial of a longer term bond fund.

--------------------------------------------------------------------------------
    Inception Date: 7/8/1993
--------------------------------------------------------------------------------
    Fund Net Assets as of 10/31/2000: $37,621,959
--------------------------------------------------------------------------------
    Portfolio Net Assets as of 10/31/2000: $453,529,604
--------------------------------------------------------------------------------
    Dividend Payable Dates: Monthly
--------------------------------------------------------------------------------
    Capital Gain Payable Dates
      (if applicable): 12/13/2000

EXPENSE RATIO

    The Fund's current annualized expense ratio of 0.60% covers shareholders' expenses for custody, tax reporting, investment advisory, and shareholder services, after reimbursement. The Fund is no-load and does not charge any sales, redemption, or exchange fees. There are no additional charges for buying, selling or safekeeping fund shares, or for wiring redemption proceeds from the Fund.

FUND HIGHLIGHTS
--------------------------------------------------------------------------------

All data as of October 31, 2000

PORTFOLIO ALLOCATION\
(As a percentage of total investment securities)

Corporate Bonds                          31.0%
Asset-Backed Securities                  28.0%
Collateralized Mortgage Obligations      17.1%
Short-Term Investments                    7.2%
Mortgage Pass Thru                        6.8%
U.S. Government Agency Securities         6.1%
Foreign Corporate Bonds                   2.7%
U.S. Treasury Securities                  0.4%
Private Placements                        0.3%
Preferred Stocks                          0.2%
Sovereign Governments and Agencies        0.2%

--------------------------------------------------------------------------------
30 Day SEC Yield: 7.11%
--------------------------------------------------------------------------------
Duration: 1.81 Years
--------------------------------------------------------------------------------

Quality Breakdown
        AAA**                                                         57.72%
        AA                                                             1.79%
        A                                                             25.57%
        BBB                                                           14.92%
        Other                                                          0.00%
        Not Rated                                                      0.00%
        Total                                                        100.00%

**Includes U.S. Government Agency, Treasury Obligations, Repurchase Agreements and Commercial Paper.

Distributed by Funds Distributor, Inc. J.P. Morgan Investment Management Inc. serves as investment advisor. Shares of the Fund are not insured by the FDIC, are not bank deposits or other obligations of the financial institution and are not guaranteed by the financial institution. Shares of the fund are subject to investment risk, including possible loss of the principal invested. Return and share price will fluctuate and redemption value may be worth more or less than original cost.

Opinions expressed herein are based on current market conditions and are subject to change without notice. The Fund invests through a master portfolio (another fund with the same objective).

Call J.P. Morgan Funds Services at (800) 766-7722 for a prospectus containing more complete information about the Fund, including management fees and other expenses. Please read the prospectus carefully before investing.

J.P. MORGAN SHORT TERM BOND FUND
STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

OCTOBER 31, 2000

ASSETS
Investment in The Short Term Bond
   Portfolio ("Portfolio"), at value                               $37,705,061
Receivable for Expense Reimbursements                                    5,213
Prepaid Trustees' Fees and Expenses                                         68
Prepaid Expenses and Other Assets                                           66
                                                                ----------------
TOTAL ASSETS                                                        37,710,408
                                                                ----------------
LIABILITIES
Dividends Payable to Shareholders                                       38,775
Shareholder Servicing Fee Payable                                        8,453
Administrative Services Fee Payable                                        811
Payable for Shares of Beneficial Interest Redeemed                         553
Accrued Expenses and Other Liabilities                                  39,857
                                                                ----------------
TOTAL LIABILITIES                                                       88,449
 .                                                               ----------------
NET ASSETS
Applicable to 3,923,868 Shares of
    Beneficial Interest Outstanding
   (par value $0.001, unlimited shares authorized)                 $37,621,959
                                                                ================
Net Asset Value, Offering and Redemption Price Per Share                 $9.59
                                                                ================

ANALYSIS OF NET ASSETS
Paid-in Capital                                                    $38,671,703
Undistributed Net Investment Income                                    170,235
Accumulated Net Realized Loss on Investment                        (1,209,598)
Net Unrealized Depreciation on Investment                             (10,381)
                                                                ----------------
NET ASSETS                                                         $37,621,959
                                                                ================

     The Accompanying Notes are an Integral Part of the Financial Statements.
6

J.P. MORGAN SHORT TERM BOND FUND
STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

FOR THE YEAR ENDED OCTOBER 31, 2000

INVESTMENT INCOME
INCOME
Allocated Investment Income from Portfolio                           $2,486,716
Allocated Portfolio Expenses (Net of Reimbursement $4,764)            (112,963)
                                                                 ---------------
    Net Investment Income Allocated from Portfolio                   2,373,753
                                                                 ---------------
FUND EXPENSES
Shareholder Servicing Fee                                                88,715
Transfer Agent Fees                                                      26,198
Financial and Fund Accounting Services Fee                               24,138
Registration Fees                                                        12,300
Professional Fees                                                        11,567
Administrative Services Fee                                               9,171
Printing Expenses                                                         6,729
Trustees' Fees and Expenses                                                 758
Interest Expense                                                            740
Fund Services Fee                                                           595
Administration Fee                                                          425
Miscellaneous                                                             5,968
                                                                 ---------------
    Total Fund Expenses                                                 187,304
Less: Reimbursement of Expenses                                        (74,303)
                                                                 ---------------
    Net Fund Expenses                                                   113,001
                                                                 ---------------
NET INVESTMENT INCOME                                                 2,260,752
                                                                 ---------------
REALIZED AND UNREALIZED GAIN (LOSS)
NET REALIZED LOSS ON INVESTMENT ALLOCATED FROM PORTFOLIO              (488,888)
                                                                 ---------------
NET CHANGE IN UNREALIZED APPRECIATION
    ON INVESTMENT ALLOCATED FROM PORTFOLIO                              181,844
                                                                 ---------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                 $1,953,708
                                                                 ===============

The Accompanying Notes are an Integral Part of the Financial Statements.
    7

J.P. MORGAN SHORT TERM BOND FUND
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED OCTOBER 31
INCREASE (DECREASE) IN NET ASSETS                                   2000                 1999
FROM OPERATIONS
Net Investment Income                                           $  2,260,752         $  1,883,753
Net Realized Loss on Investment Allocated from Portfolio          (488,888)            (473,743)
Net Change in Unrealized Appreciation (Depreciation)
  on Investment Allocated from Portfolio                           181,844             (443,936)
                                                            ------------------   --------------------
     Net Increase in Net Assets Resulting from Operations        1,953,708              966,074
                                                            ------------------   --------------------
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                            (2,262,091)          (1,883,798)
Net Realized Gain                                                    -                 (151,358)
                                                            ------------------   --------------------
     Total Distributions to Shareholders                         (2,262,091)          (2,035,156)
                                                            ------------------   --------------------
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Proceeds from Shares of Beneficial Interest Sold                 32,079,708           25,459,633
Reinvestment of Dividends and Distributions                      1,594,871             1,661,273
Cost of Shares of Beneficial Interest Redeemed                  (34,457,905)         (18,322,547)
                                                            ------------------   --------------------
     Net Increase (Decrease) from Transactions
       in Shares of Beneficial Interest                           (783,326)            8,798,359
                                                            ------------------   --------------------
     Total Increase in Net Assets                               (1,091,709)            7,729,277
                                                            ------------------   --------------------
NET ASSETS
Beginning of Year                                                38,713,668           30,984,391
                                                            =================   =====================
End of Year                                                     $37,621,959           $38,713,668
                                                            =================   =====================
Undistributed Net Investment Income                            $     170,235         $     146,070
                                                            =================   =====================
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Shares of Beneficial Interest Sold                                3,336,353            2,597,503
Shares of Beneficial Interest Reinvested                           166,066              169,686
Shares of Beneficial Interest Redeemed                           (3,576,985)          (1,874,614)
                                                            ------------------   --------------------
   Net Increase (Decrease) from Transactions in
     Shares of Beneficial Interest                                 (74,566)              892,575
                                                            =================   =====================

     The Accompanying Notes are an Integral Part of the Financial Statements.
8

J.P. MORGAN SHORT TERM BOND FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT
EACH YEAR ARE AS FOLLOWS:

                                                                FOR THE YEARS ENDED OCTOBER 31
                                                   2000        1999       1998        1997        1996
                                               ------------------------------------------------------------
NET ASSET VALUE PER SHARE, BEGINNING OF YEAR     $9.68         $9.98      $9.85       $9.86       $9.84
                                               ------------------------------------------------------------
INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                             0.58         0.57        0.56        0.58        0.53
Net Realized and Unrealized Gain (Loss)
  on Investments                                 (0.09)       (0.31)       0.13       (0.01)       0.02
                                               ------------------------------------------------------------
Total from Investment Operations                  0.49         0.26        0.69        0.57        0.55
                                               ------------------------------------------------------------
LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                            (0.58)       (0.51)      (0.56)      (0.58)      (0.53)
Net Realized Gain                                     -       (0.05)        -           -           -
                                               ------------------------------------------------------------
Total Distributions to Shareholders              (0.58)       (0.56)      (0.56)      (0.58)      (0.53)
                                               ------------------------------------------------------------
NET ASSET VALUE PER SHARE, END OF YEAR           $9.59        $9.68       $9.98       $9.85        $9.86
                                               ============================================================
RATIOS AND SUPPLEMENTAL DATA
Total Return                                      5.19%       2.70%        7.24%       5.98%       5.77%
Net Assets, End of Year (in thousands)           $37,622    $38,714       $30,984     $14,519     $8,207
Ratio to Average Net Assets
    Net Expenses                                  0.60%      0.57%         0.50%       0.50%       0.62%
    Net Investment Income                         6.00%      5.24%         5.66%       5.94%       5.42%
    Expenses without Reimbursement                0.82%      0.80%         0.98%       1.38%       1.61%

The Accompanying Notes are an Integral Part of the Financial Statements.
     9

J.P. MORGAN SHORT TERM BOND FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization--J.P. Morgan Short Term Bond Fund (the "Fund") is a separate series of J.P. Morgan Funds, a Massachusetts business trust (the "Trust"), which was organized on November 4, 1992. The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Fund commenced operations on July 8, 1993.

    The Fund invests all of its investable assets in The Short Term Bond Portfolio (the "Portfolio"), a diversified open-end management investment company having the same investment objective as the Fund. The value of such investment included in the Statement of Assets and Liabilities reflects the Fund's proportionate interest in the net assets of the Portfolio (approximately 8% at October 31, 2000). The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the Fund:

    Security Valuation--Valuation of securities by the Portfolio is discussed in
Note 1 of the Portfolio's Notes to Financial Statements that are included elsewhere in this report.

    Security Transactions--Security transactions are accounted for as of the trade date. Realized gains and losses are determined on the identified cost basis, which is also used for federal income tax purposes.

    Investment Income--The Fund earns income, net of expenses, daily on its investment in the Portfolio. All net investment income, realized and unrealized gains and losses of the Portfolio is allocated pro-rata among the Fund and other investors in the Portfolio at the time of such determination.

    Expenses--Expenses incurred by the Trust with respect to any two or more Funds in the Trust are allocated in proportion to the net assets of each Fund in the Trust, except where allocations of direct expenses to each Fund can otherwise be made fairly.

    Income Tax Status--It is the Fund's policy to distribute all net investment income and net realized gains to shareholders and to otherwise qualify as a regulated investment company under the provisions of the Internal Revenue Code. Accordingly, no provision has been made for federal or state income taxes.

    Distributions to Shareholders--Distributions to a shareholder are recorded on the ex-dividend date. Distributions from net investment income are declared daily and paid monthly. Distributions from net realized gains, if any, are paid annually.

--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES

    Administrative Services--The Trust has an Administrative Services Agreement (the "Services Agreement") with Morgan Guaranty Trust Company of New York ("Morgan"), a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), under which Morgan is responsible for certain aspects of the administration and operation of the Fund. Under the Services Agreement, the Trust has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the Trust and certain other registered investment companies for which J.P. Morgan Investment Management Inc. ("JPMIM") acts as investment advisor in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to Funds Distributor, Inc. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which Morgan provides similar services.

    Morgan has agreed to reimburse the Fund to the extent necessary to maintain the total operating expenses (which excludes interest and dividend expenses, taxes and extra-ordinary items) of the Fund, including the expenses allocated to the Fund from the Portfolio, at no more than 0.60% of the average daily net assets of the Fund. This reimbursement arrangement can be changed or terminated at any time after February 28, 2001 at the option of Morgan.

    Administration--The Trust has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and distributor for the Fund. Under a Co-Administration Agreement between FDI and the Trust, FDI provides administrative services necessary for the operations of the Fund, furnishes office space and facilities required for conducting the business of the Fund and pays


  The Accompanying Notes are an Integral Part of the Financial Statements.
10

J.P. MORGAN SHORT TERM BOND FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000
--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES (CONTINUED)

the compensation of the Fund's officers affiliated with FDI. The Fund has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which FDI provides similar services.

    Shareholder Servicing--The Trust has a Shareholder Servicing Agreement with Morgan under which Morgan provides account administration and personal account maintenance service to Fund shareholders. The agreement provides for the Fund to pay Morgan a fee for these services that is computed daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Fund.

    Morgan, Charles Schwab & Co. ("Schwab") and the Trust are parties to separate services and operating agreements (the "Schwab Agreements") whereby Schwab makes Fund shares available to customers of investment advisors and other financial intermediaries who are Schwab's clients. The Fund is not responsible for payments to Schwab under the Schwab Agreements; however, in the event the services agreement with Schwab is terminated for reasons other than a breach by Schwab and the relationship between the Trust and Morgan is terminated, the Fund would be responsible for the ongoing payments to Schwab with respect to pre-termination shares.

    Fund Services--The Trust has a Fund Services Agreement with Pierpont Group, Inc. ("PGI") to assist the Trustees in exercising their overall supervisory responsibilities for the Trust's affairs. The Trustees of the Trust represent all the existing shareholders of PGI.

    Each Trustee receives an aggregate annual fee of $75,000 for serving on the boards of the Trust, the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, and other registered investment companies in which they invest. The Trustees' Fees and Expenses shown in the financial statements represent the Fund's allocated portion of the total Trustees' fees and expenses. The Trust's Chairman and Chief Executive Officer also serves as Chairman of PGI and receives compensation and employee benefits from PGI. The allocated portion of such compensation and benefits included in the Fund Services Fee shown on the Statement of Operations was $110.

--------------------------------------------------------------------------------
3. FEDERAL INCOME TAXES

    For federal income tax purposes, the Fund had a capital loss carryforward as of October 31, 2000, of approximately $1,207,181, of which, $701,688 expires in 2007 and $505,493 expires in 2008. Accordingly, no capital gains distribution is expected to be paid to shareholders until net gains have been realized in excess of this amount.

    Income distributions and capital gain distributions, if any, are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to the differing treatment of net operating losses, foreign currency and tax allocation. Accordingly, these permanent differences in the character of income and distributions between financials statements and tax basis have been reclassified to paid-in-capital.

    During the year ended October 31, 2000, the following reclassifications were made: increase Undistributed Net Investment Income by $25,504, decrease Paid-in-Capital by $147 and increase Accumulated Net Realized Loss on Investment by $25,357. The adjustments are primarily attributable to foreign currency reclasses. Net investment income, net realized gains and net assets were not affected by this change.

--------------------------------------------------------------------------------
4. TRANSACTIONS IN SHARES OF BENEFICIAL INTERESTS

    From time to time, the Fund may have a concentration of several shareholders holding a significant percentage of shares outstanding. Investment activities of these shareholders could have a material impact on the Fund and Portfolio.


The Accompanying Notes are an Integral Part of the Financial Statements.
   11

J.P. MORGAN SHORT TERM BOND FUND NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000
--------------------------------------------------------------------------------
5. BANK LOANS

    The Fund may borrow money for temporary or emergency purposes, such as funding shareholder redemptions. Effective May 23, 2000, the Fund, along with certain other Funds managed by JPMIM, entered into a $150,000,000 bank line of credit agreement with Deutsche Bank. Borrowings under the agreement will bear interest at approximate market rates and a commitment fee at an annual rate of 0.085% is charged on the unused portion of the committed amount.

--------------------------------------------------------------------------------
6. SUBSEQUENT EVENTS

    On September 13, 2000, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation announced that they have entered into an agreement and plan of merger. The transaction is expected to close in December 2000 and is subject to approval by shareholders of both companies.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Trustees and Shareholders of
J.P. Morgan Short Term Bond Fund

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of J.P. Morgan Short Term Bond Fund (one of the series constituting part of the J.P. Morgan Funds, hereafter referred to as the "Fund") at October 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
December 21, 2000

THE SHORT TERM BOND PORTFOLIO
Annual Report October 31, 2000

(The following pages should be read in conjunction with J.P. Morgan Short Term Bond Fund Annual Financial Statements)

THE SHORT TERM BOND PORTFOLIO - SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                                       VALUE
--------------------------------------------------------------------------------------------------
ASSET-BACKED SECURITIES - 28.0%
FINANCIAL SERVICES - 28.0%
$ 2,636,378  Advanta Mortgage Loan Trust, Series 1997-4,
               Class A4 SEQ, 6.66%, 3/25/22                                          $   2,616,605
  2,500,000  AmeriCredit Automobile Receivables
               Trust, Series 1999 B, Class A4   SEQ, 5.96%, 3/12/06                      2,462,110
  9,000,000  Associates Automobile Receivables
               Trust, Series 2000-2, Class A3  SEQ, 6.82%, 2/15/05                       9,005,625
  9,620,043  Associates Manufactured Housing,
               Series 1997-2, Class A4 SEQ,  6.48%, 3/15/28                              9,559,918
  4,950,000  Carco Auto Loan Master Trust,
               Series 1999-4, Class A, 6.43%, 11/15/04                                   4,931,438
  1,125,000  Citibank Credit Card Master Trust I,
               Series 1997-6, Class A, 0.00%, 8/15/06                                      861,680
 17,300,000  Citibank Credit Card Master Trust I, Series
               1998-9, Class A, 5.30%, 1/9/06                                           16,624,089
  2,750,000  Comed Transitional Funding Trust, Series
               1998-1, Class A5 SEQ, 5.44%, 3/25/07                                      2,627,955
  6,970,726  Daimler Chrysler Auto Trust, Series 2000 A,
               Class A2 SEQ, 6.76%, 1/6/03                                               6,968,495
  4,000,000  Daimler Chrysler Auto Trust, Series 2000 C,
               Class A2 SEQ, 6.81%, 7/6/03                                               4,003,600
  5,000,000  Dealer Auto Receivables Trust, Series
               2000-1, Class A2 SEQ, 7.01%, 4/15/03                                      5,003,125
    490,986  EQCC Home Equity Loan Trust, Series
               1997-3, Class A8, 6.41%, 12/15/04                                           486,051
  8,500,000  First USA Credit Card Master Trust, Series
               1999-4, Class C Floater, 7.27%, 11/19/00,
               resets monthly off the 1-month LIBOR
               plus 0.65% with no caps(v)                                                8,545,161
  5,000,000  Ford Credit Auto Owner Trust, Series 1998 C,
               Class D, 7.70%, 1/15/04                                                   5,013,280
 10,615,000  Ford Credit Auto Owner Trust, Series 2000 D,
               Class A3 SEQ, 7.15%, 12/15/03                                            10,673,053
  2,876,131  Green Tree Financial Corp., Series 1998-2,
               Class A4 SEQ, 6.08%, 7/1/09                                               2,868,021
  2,500,000  Green Tree Financial Corp., Series 1999-2,
               Class B1, 8.41%, 12/1/30                                                  2,289,050
    278,506  Green Tree Recreational,Equipment &
               Consumer Trust, Series 1997 C, Class A1
               SEQ, 6.49%, 2/15/18                                                         276,615
  2,641,706  Nationslink Funding Corp., Series 1999-1,
               Class A1 SEQ, 6.04%, 11/20/07                                             2,556,262
 13,500,000  Peco Energy Transition Trust, Series 1999 A,
               Class A4 SEQ, 5.80%, 3/1/07                                              12,989,430
  3,112,823  Providian Home Equity Loan Trust, Series
               1999-1, Class A Floater, 6.91%, 11/25/00,
               resets monthly off the 1-month LIBOR
               plus 0.29% with no caps(v)                                                3,113,788

PRINCIPAL AMOUNT                                                                       VALUE
--------------------------------------------------------------------------------------------------
$1,750,000  Sears Credit Account Master Trust, Series
                1995-3, Class A, 7.00%, 10/15/04                                    $  1,750,542
 5,200,000  Sears Credit Account Master Trust, Series
                1999-1, Class A, 5.65%, 3/17/09                                        5,040,724
15,000,000  WFS Financial Owner Trust, Series 2000 A,
                Class A3 SEQ, 7.22%, 9/20/04                                          15,079,695
                                                                              -------------------------
 TOTAL ASSET-BACKED SECURITIES                                                       135,346,312
                                                                              -------------------------
(Cost $134,243,198)


COLLATERALIZED MORTGAGE OBLIGATIONS - 17.1%
FINANCIAL SERVICES - 17.1%
 3,000,000  COMM, Series 2000 FL1A, Class H,
             Floater, 7.90%, 11/16/00, resets monthly
             off the 1-month LIBOR plus 1.28% with
             a floor of 1.28% and no cap(v)                                           2,940,000
   822,186  Commercial Mortgage Acceptance
Corp.,
             Series 1997 ML1, Class A1 SEQ, 6.50%,  11/15/04                            811,652
12,000,000  Conseco Finance, Series 2000 B, Class
              AF2 SEQ, 7.34%, 2/15/19
11,932,501
 7,180,000  CS First Boston Mortgage Securities
             Corp., Series 1997 C1, Class A1B SEQ,
             7.15%, 8/20/06                                                             7,221,687
 1,815,866  FHLMC Pool #2061VJ, Class VJ SEQ,
             6.50%, 3/20/03                                                             1,807,350
 258,128  FHLMC, Series 1980, Class VA SEQ,
            7.00%, 8/15/02                                                               257,643
 1,352,672  FNMA, Series 1998-30, Class C SEQ,
             6.50%, 11/20/04                                                             1,345,476
 9,406,541  FNMA, Series 1998-63, Class PB, 5.50%,
             5/25/14                                                                     9,250,675
 10,198,507  Lehman Large Loan, Series 1997 LLI,
              Class A1 SEQ, 6.79%, 6/12/04                                              10,201,700
 5,419,846  Merrill Lynch Mortgage Investors, Inc.,
             Series 1996 C2, Class A1 SEQ, 6.69%,
             11/21/28                                                                   5,391,055
 7,972,711  Merrill Lynch Mortgage Investors, Inc.,
             Series 1998 C3, Class A1 SEQ, 5.65%,
             12/15/30                                                                   7,648,819
 1,635,258  Morgan Stanley Capital I, Series 1997
             XL1, Class A1 SEQ, 6.59%, 10/3/30                                          1,624,270
 8,706,556  Morgan Stanley Capital I, Series 1998
             XL1, Class A1 SEQ, 6.22%, 6/3/30                                           8,499,775
 3,837,910  Mortgage Capital Funding, Inc., Series
             1998 MC3, Class A1 SEQ, 6.00%,
             11/18/31                                                                   3,751,557
 9,655,000  The Money Store Home Equity Trust,
             Series 1996 C, Class A6 SEQ, 7.69%,
             5/15/24                                                                    9,691,206
                                                                              -------------------------
 TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS                                              82,375,366
                                                                              -------------------------
(Cost $81,833,144)

The Accompanying Notes are an Integral Part of the Financial Statements.
    15

THE SHORT TERM BOND PORTFOLIO - SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                                           VALUE
--------------------------------------------------------------------------------------------------
CORPORATE BONDS - 31.0%
BANKS - 7.2%
$  9,030,000  Associate Corp., 6.80%, 2/4/02                                          $ 9,029,999
   1,250,000  Banesto Delaware, Inc., 8.25%, 7/28/02                                    1,274,463
   6,000,000  Nationsbank Corp., VRN, 6.75%,
                11/16/00, resets quarterly off the 3-month
                LIBOR plus 0.06% with no caps(v)                                        5,999,400
   1,000,000  Bank of America Corp., 5.75%, 1/25/01                                       997,180
   1,000,000  Bank of America Corp., 8.38%, 3/15/02                                     1,020,460
   4,000,000  Capital One Bank, 8.25%, 6/15/05                                          4,021,640
   1,250,000  First Chicago NBD Corp., 8.88%, 3/15/02                                   1,275,875
   7,700,000  First Union Corp., 7.55%, 8/18/05                                         7,741,426
   3,150,000  First Union Corp., 7.70%, 2/15/05                                         3,189,407
                                                                              -------------------------
                                                                                       34,549,850
                                                                              -------------------------
ELECTRICAL UTILITY - 7.2%
  4,000,000  Commonwealth Edison Co., 144A, VRN,
              7.16%, 12/21/00, resets quarterly off the
              3-month LIBOR plus 0.50% with no caps(v)                                 3,992,400
 7,000,000  Constellation Energy Group Inc., VRN,
              7.25%, 1/5/01, resets quarterly off the
              3-month LIBOR plus 0.45% with no caps(v)                                 7,000,000
 5,600,000  Dominion Resources Inc., Series F, VRN,
              7.31%, 12/15/00, resets quarterly off the
              3-month LIBOR plus 0.65% with no caps(v)                                 5,602,800
10,000,000  Georgia Power Company, VRN, 6.67%,
              11/22/00, resets monthly off the 1-month
              LIBOR plus 0.05% with no caps(v)                                         9,982,000
 5,850,000  Pacific Gas & Electric Company, 144A, VRN,
              0.086%, 11/1/00, resets quarterly off the
              3-month LIBOR plus 0.30% with no caps(v)                                 5,844,969
 2,500,000  TXU Eastern Funding Company, 144A,
              6.15%, 5/15/02                                                           2,462,225
                                                                              -------------------------
                                                                                      34,884,394
                                                                              -------------------------
FINANCIAL SERVICES - 7.8%
 1,500,000  Beneficial Corp., 8.20%, 3/15/02                                          1,521,375
 1,500,000  Case Credit Corp., 6.24%, 11/6/00                                         1,499,844
 2,200,000  Comdisco, Inc., 6.38%, 11/30/01                                           1,845,800
10,800,000  Countrywide Home Loan, VRN, 6.81%,
              12/22/00, resets quarterly off the 3-month
              LIBOR plus 0.15% with no caps(v)                                       10,793,843
 5,000,000  ERP Operating Limited Partnership, VRN,
              7.34%, 11/25/00, resets quarterly off the
              3-month LIBOR plus 0.65% with no caps(v)                                4,997,950
 5,000,000  Finova Capital Corp., 7.25%, 4/1/01                                       3,325,000
 7,900,000  Ford Credit Co., MTN, VRN, 6.95%,
              12/21/00, resets quarterly off the
              3-month LIBOR plus 0.29% with no caps(v)                                7,856,550
 1,000,000  General Motors Acceptance Corp., 5.80%,
              2/23/01                                                                   995,530
 1,000,000  General Motors Acceptance Corp., 6.75%,
              2/7/02                                                                    995,660
 1,500,000  General Motors Acceptance Corp., 7.13%,
              5/1/03                                                                  1,505,040
   800,000  Homeside Lending Inc., 6.88%, 6/30/02                                       798,568

PRINCIPAL AMOUNT                                                                          VALUE
-------------------------------------------------------------------------------------------------------
$1,000,000  Mellon Funding Corp., 6.88%, 3/1/03                                      $  999,150
   458,728  Oil Purchase Company, 7.10%, 4/30/02                                        438,085
                                                                              -------------------------
                                                                                      37,572,395
                                                                              -------------------------
FOOD & BEVERAGE - 1.0%
 5,000,000  General Mills Inc., 6.68%, 2/9/01                                          4,995,750
                                                                              -------------------------
FOREST PRODUCTS & PAPER - 0.1%
   500,000  Stone Container Corp., 12.25%, 4/1/02                                       500,000
                                                                              -------------------------
MEDIA - 0.3%
 1,500,000  News America Holdings, 8.63%, 2/1/03                                      1,532,475
                                                                              -------------------------
MOTOR VEHICLES & PARTS - 3.1%
15,000,000  Daimler Chrysler AG, 7.13%, 3/1/02                                       15,003,900
                                                                              -------------------------
OIL SERVICES - 2.5%
 1,000,000  Enron Corp., 6.50%, 8/1/02                                                   991,230
 0,000,000  Enron Corp., 144A, VRN, 7.11%, 12/12/00,
              resets quarterly off the 3-month LIBOR
               plus 0.45% with no caps(v)                                              9,995,000
 1,000,000  Williams Cos. Inc., 6.13%, 2/15/12                                           985,820
                                                                              -------------------------
                                                                                      11,972,050
                                                                              -------------------------
RAILROADS - 0.5%
 2,500,000  Norfolk Southern Corp., 6.88%, 5/1/01                                      2,493,350
                                                                              -------------------------
TELEPHONE - 1.3%
 6,500,000  Sprint Capital Corp., MTN, VRN, 7.01%,
             12/22/00, resets quarterly off the 3-month
             LIBOR plus 0.35% with no caps(v)                                          6,488,950
                                                                              -------------------------
TOTAL CORPORATE BONDS                                                                149,993,114
                                                                              -------------------------
(Cost $152,112,458)

PREFERRED STOCKS - 0.2%
ENTERTAINMENT - 0.1%
 10,000     AT&T Corp.                                                                   253,125
                                                                              -------------------------
REAL ESTATE INVESTMENT TRUST - 0.1%
 19,774  Equity Residential Properties Trust                                             484,463
                                                                              -------------------------
TOTAL PREFERRED STOCKS                                                                   737,588
                                                                              -------------------------
(Cost $787,415)

FOREIGN CORPORATE BONDS - 2.7%
TELEPHONE - 1.9%
 4,500,000  Deutsche Telekom International
             Finance BV, 7.75%, 6/15/05                                                 4,574,790
 4,350,000  Telefonica Europe BV, 7.35%, 9/15/05                                        4,355,351
                                                                              -------------------------
                                                                                        8,930,141
                                                                              -------------------------
WIRELESS TELECOMMUNICATIONS - 0.8%
 4,000,000  Vodafone Group PLC, 144A, VRN, 6.86%,
             12/21/00, resets quarterly off the 3-month
             LIBOR plus 0.20% with no caps(v)                                           3,997,000
                                                                              -------------------------
TOTAL FOREIGN CORPORATE BONDS                                                          12,927,141
                                                                              -------------------------
(Cost $12,955,257)

 The Accompanying Notes are an Integral Part of the Financial Statements.
16

THE SHORT TERM BOND PORTFOLIO - SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                                       VALUE
---------------------------------------------------------------------------------------------------
MORTGAGE PASS THRU - 6.8%
$20,500,000  FNMA, TBA, 6.50%, 11/1/30                                            $  19,699,270
    220,000  FNMA, TBA, 7.00%, 11/1/15                                                  218,625
    839,000  FNMA, TBA, 7.00%, 9/1/29                                                   821,960
  2,600,726  FNMA, 6.50%, 5/1/28 - 4/1/29                                             2,500,679
  9,289,426  GNMA, 6.50%, 12/15/28                                                    8,968,941
    518,056  GNMA, 7.00%, 3/15/09 - 7/15/09                                             520,808
                                                                              -------------------------
TOTAL MORTGAGE PASS THRU                                                             32,730,283
                                                                              -------------------------
  (Cost $32,476,006)

PRIVATE PLACEMENTS - 0.3%
1,500,000  Charter Communication TL, 8.59%,
            11/19/00(v)                                                              1,488,750
                                                                              -------------------------
  (Cost $1,497,750)

SOVEREIGN GOVERNMENTS AND AGENCIES - 0.2%
 1,000,000  Province of Quebec, 7.50%, 7/15/02                                        1,011,070
                                                                              -------------------------
  (Cost $1,022,631)

U.S. GOVERNMENT AGENCY SECURITIES - 6.1%
15,200,000  FHLMC, 7.00%, 7/15/05                                                    15,485,000
14,000,000  FNMA MTN, 6.16%, 5/8/03                                                  13,768,160
                                                                              -------------------------
TOTAL U.S. GOVERNMENT AGENCY SECURITIES                                              29,253,160
                                                                              -------------------------
  (Cost $29,086,529)

U.S. TREASURY SECURITIES - 0.4%
 1,125,000  U.S. Treasury Notes, 5.63%, 9/30/01(s)                                    1,117,789
1,000,000  U.S. Treasury Notes, 6.25%, 2/28/02(s)                                     1,000,620
                                                                              -------------------------
TOTAL U.S. TREASURY SECURITIES                                                        2,118,409
                                                                              -------------------------
  (Cost $2,122,302)

SHORT-TERM INVESTMENTS - 7.2%
COMMERCIAL PAPER - 1.0%
5,000,000  International Paper, 6.81%, 12/11/00(y)                                   4,960,879
                                                                              -------------------------
INVESTMENT COMPANIES - 6.2%
 29,683,481  J.P. Morgan Institutional Prime Money
              Market Fund*(s)                                                        29,683,481
                                                                              -------------------------
TOTAL SHORT-TERM INVESTMENTS                                                         34,644,360
                                                                              -------------------------
  (Cost $34,645,314)
TOTAL INVESTMENT SECURITIES - 100.0%                                               $482,625,553
                                                                              =========================
  (Cost $482,782,004)

PRINCIPAL AMOUNT                                                         VALUE
--------------------------------------------------------------------------------

FUTURES CONTRACTS
CONTRACTS                 EXPIRATION         UNDERLYING FACE          UNREALIZED
SOLD                      DATE                AMOUNT AT VALUE           GAIN
-------------------------------------------------------------------------------------
71 U.S. Five-Year Note    December 2000        $7,148,813              $30,672
                                           ==========================================

FHLMC - Federal Home Loan Mortgage Corp.
FNMA - Federal National Mortgage Association
GNMA - Government National Mortgage Association
LIBOR - London Interbank Offered Rate
MTN - Medium Term Note
SEQ - Sequential Payor
TBA - Securities purchased (sold) on a forward commitment basis with an approximate principal amount and no definite maturity date. The actual principal amount and maturity will be determined upon settlement.
VRN - Variable rate note. Interest rate date is indicated and used in calculating the weighted average portfolio maturity. Rate shown is effective October 31, 2000.
144A - Securities restricted for resale to Qualified Institutional Buyers
(s) Security is fully or partially segregated with custodian as collateral for futures or with brokers as initial margin for futures contracts.
(v)  Variable or floating rate instrument or instrument with step coupon rate.
(y)  Yield to maturity
 * Money Market mutual fund registered under the Investment Act of 1940, as amended, and advised by J.P. Morgan Investment Management, Inc.


The Accompanying Notes are an Integral Part of the Financial Statements.
 17

THE SHORT TERM BOND PORTFOLIO
STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

OCTOBER 31, 2000

ASSETS
Investments at Value (Cost $482,782,004)                          $482,625,553
Cash                                                                     7,906
Dividend and Interest Receivable                                     4,094,011
Receivable for Investments Sold                                      2,474,472
Prepaid Trustees Fees and Expenses                                         751
Prepaid and Other Assets                                                 4,034
                                                              -----------------
TOTAL ASSETS                                                       489,206,727
                                                              -----------------
LIABILITIES
Payable for Investments Purchased                                   35,498,279
Advisory Fee Payable                                                    96,063
Administration Services Fee Payable                                      9,196
Variation Margin Payable                                                 4,438
Fund Services Fee Payable                                                  305
Administration Fee Payable                                                 236
Accrued Expenses and Other Liabilities                                  68,606
                                                              -----------------
TOTAL LIABILITIES                                                   35,677,123
                                                              -----------------
NET ASSETS
Applicable to Investors' Beneficial Interests                     $453,529,604
                                                              =================

  The Accompanying Notes are an Integral Part of the Financial Statements.
18

THE SHORT TERM BOND PORTFOLIO
STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

FOR THE YEAR ENDED OCTOBER 31, 2000

INVESTMENT INCOME
INCOME
Interest Income                                                  $25,270,367
Dividend Income                                                       71,345
Dividend Income from Affiliated Investment
  (Includes reimbursement of $55,932
  from affiliate)                                                    1,591,617
                                                           -------------------
    Investment Income                                               26,933,329
                                                           -------------------
EXPENSES
Advisory Fee                                                       1,018,928
Administrative Services Fee                                           99,162
Custodian Fees and Expenses                                           79,791
Professional Fees and Expenses                                        38,474
Printing Expenses                                                      9,709
Fund Services Fee                                                      6,453
Trustees' Fees and Expenses                                            6,143
Administration Fee                                                     2,933
Insurance Expenses                                                       902
Miscellaneous                                                          1,081
                                                           -------------------
    Total Expenses                                                 1,263,576
Less: Reimbursement of Expenses                                     (45,204)
                                                           -------------------
    Net Expenses                                                   1,218,372
                                                           -------------------
NET INVESTMENT INCOME                                             25,714,957
                                                           -------------------
REALIZED AND UNREALIZED GAIN (LOSS)
NET REALIZED GAIN (LOSS) ON
Investment Transactions                                          (3,201,377)
Futures Contracts                                                (2,208,102)
Foreign Currency Contracts and Translations                          255,841
                                                           -------------------
    Net Realized Loss                                             (5,153,638)
                                                           -------------------
NET CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) ON
Investments                                                        1,954,392
Futures Contracts                                                    102,424
Foreign Currency Contracts and Translations                        (255,841)
                                                           -------------------
    Net Change in Unrealized Appreciation (Depreciation)           1,800,975
                                                           -------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS             $22,362,294
                                                           ===================

The Accompanying Notes are an Integral Part of the Financial Statements.
    19

THE SHORT TERM BOND PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED OCTOBER 31
INCREASE IN NET ASSETS                                                         2000                 1999
FROM OPERATIONS
Net Investment Income                                                     $  25,714,957         $  17,750,854
Net Realized Loss on Investments, Futures and Foreign
    Currency Contracts and Transactions                                     (5,153,638)          (3,791,010)
Net Change in Unrealized Appreciation (Depreciation) of Investments
    Futures, and Foreign Currency Contracts and Translations                1,800,975            (3,929,871)
                                                                       ------------------   -------------------
        Net Increase in Net Assets Resulting from Operations                22,362,294           10,029,973
                                                                       ------------------   -------------------
TRANSACTIONS IN INVESTORS' BENEFICIAL INTEREST
Contributions                                                              309,730,016           312,753,504
Withdrawals                                                                (272,384,441)        (193,444,721)
                                                                       ------------------   -------------------
    Net Increase from Investors' Transactions                               37,345,575           119,308,783
                                                                       ------------------   -------------------
    Total Increase in Net Assets                                            59,707,869           129,338,756
                                                                       ------------------   -------------------
NET ASSETS
Beginning of Year                                                          393,821,735           264,482,979
                                                                       ------------------   -------------------
End of Year                                                                $453,529,604         $393,821,735
                                                                       ==================   ===================

SUPPLEMENTARY DATA
                                                        FOR THE YEARS ENDED OCTOBER 31
                                              2000       1999        1998       1997        1996
                                          -------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS
    Net Expenses                               0.30%     0.29%       0.25%      0.25%       0.38%
    Net Investment Income                      6.31%     5.49%       5.84%      6.17%       5.65%
    Expenses without Reimbursement             0.31%     0.34%       0.38%      0.55%       0.61%
Portfolio Turnover                              271%     398%         381%       219%       191%

     The Accompanying Notes are an Integral Part of the Financial Statements.
20

THE SHORT TERM BOND PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization--The Short Term Bond Portfolio (the "Portfolio") is registered under the Investment Company Act of 1940, as amended, as a no-load, open-end management investment company which was organized as a trust under the laws of the State of New York on January 29, 1993. The Portfolio commenced operations on July 8, 1993. The Portfolio's investment objective is to provide a high total return, consistent with low volatility of principal. The Declaration of Trust permits the Trustees to issue an unlimited number of beneficial interests in the Portfolio.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the Portfolio:

    Security Valuations--Fixed Income Securities, (other than convertible bonds), with a maturity of 60 days or more held by Funds other than money market funds will be valued each day based on readily available market quotations received from independent or affiliated commercial pricing services. Such pricing services will generally provide bidside quotations. Convertible bonds are valued at the last sale price on the primary exchange on which the bond is principally traded. When valuations are not readily available, securities are valued at fair value as determined in accordance with procedures adopted by the Trustees. All short-term securities with a remaining maturity of sixty days or less are valued using the amortized cost method.

    Trading in securities on most foreign exchanges and over-the-counter markets is normally completed before the close of the domestic market and may also take place on days on which the domestic market is closed. If events materially affecting the value of foreign securities occur between the time when the exchange on which they are traded closes and the time when the Portfolio's net assets are calculated, such securities will be valued at fair value in accordance with procedures established by and under the general supervision of the Portfolio's Trustees.

    Security Transactions--Security transactions are accounted for as of the trade date. Realized gains and losses are determined on the identified cost basis, which is also used for federal income tax purposes.

    Investment Income--Dividend income less foreign taxes withheld (if any) is recorded as of the ex-dividend date or as of the time that the relevant ex-dividend and amount becomes known. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

    Futures Contracts--The Portfolio may enter into futures contracts in order to hedge existing portfolio securities, or securities the Portfolio intends to purchase, against fluctuations in value caused by changes in prevailing market interest rates or securities movements and to manage exposure to changing interest rates and securities prices. The risks of entering into futures contracts include the possibility that the change in value of the contract may not correlate with the changes in value of the underlying securities. Upon entering into a futures contract, the Portfolio is required to deposit either cash or securities in an amount equal to a certain percentage of the contract value (initial margin). Subsequent payments (variation margin) are made or received daily, in cash, by the Portfolio. The variation margin is equal to the daily change in the contract value and is recorded as unrealized gain or loss. The Portfolio will recognize a gain or loss when the contract is closed or expires.

    Foreign Currency Transactions--All assets and liabilities initially expressed in foreign currencies are translated into U.S. dollars at prevailing exchange rates at period end. Purchases and sales of investment securities, dividend and interest income, and certain expenses are translated at the rates of exchange prevailing on the respective dates of such transactions. Realized and unrealized gains and losses from foreign currency translations arise from changes in currency exchange rates and are reported in the Statement of Operations.

    Although the net assets of the Portfolio are presented at the exchange rates and market values prevailing at the end of the period, the Portfolio does not isolate the portion of the results of operations arising from changes in foreign exchange rates from the fluctuations arising from changes in the market prices of securities during the period.

    Forward Foreign Currency Exchange Contracts--The Portfolio may enter into forward foreign currency exchange contracts to facilitate transactions of securities denominated in a foreign currency or to manage the Portfolio's exposure to foreign currency exchange fluctuations. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Portfolio and the resulting unrealized appreciation or depreciation are determined daily using prevailing exchange rates. The Portfolio bears the risk of an unfavorable change in the foreign currency exchange rate underlying the forward contract. Additionally, losses may arise if the counterparties do not perform under the contract terms.

    Commitments--The Portfolio may enter into commitments to buy and sell investments to settle on furture dates as part of its normal investment activities.


The Accompanying Notes are an Integral Part of the Financial Statements.
      21

THE SHORT TERM BOND PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    These commitments are reported at market value in the financial statements. Credit risk exists on these commitments to the extent of any unrealized gains on the underlying securities purchased and any unrealized losses on the underlying securities sold. Market risk exists on these commitments to the same extent as if the security were owned on a settled basis and gains and losses are recorded and reported in the same manner. However, during the commitment period, these investments earn no interest or dividends.

    Income Tax Status--The Portfolio intends to be treated as a partnership for federal income tax purposes. As such, each investor in the Portfolio will be taxed on its share of the Portfolio's ordinary income and capital gains. It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the provisions of the Internal Revenue Code.

--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES

    Advisory--The Portfolio has an Investment Advisory Agreement with J.P. Morgan Investment Management Inc. ("JPMIM"), an affiliate of Morgan Guaranty Trust Company of New York ("Morgan") and a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Under the terms of the agreement, the Portfolio pays JPMIM at an annual rate of 0.25% of the Portfolio's average daily net assets.

    The Portfolio may invest in one or more affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The Advisor has agreed to reimburse its advisory fee from the Portfolio in an amount to offset any investment advisory, administrative fee and shareholder servicing fees related to a Portfolio investment in an affiliated money market fund. The amount listed on the Statement of Operations as Dividend Income from Affiliated Investment is the amount the Fund earned.

    Administrative Services--The Portfolio has an Administrative Services Agreement (the "Services Agreement") with Morgan under which Morgan is responsible for certain aspects of the administration and operation of the Portfolio. Under the Services Agreement, the Portfolio has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the Portfolio and certain other registered investment companies for which JPMIM acts as investment advisor in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to Funds Distributor, Inc. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which Morgan provides similar services.

    Morgan has agreed to reimburse the Portfolio to the extent necessary to maintain the total operating expenses (which excludes interest and dividend expenses, taxes and extraordinary items) of the Portfolio at no more than 0.30% of the average daily net assets of the Portfolio. This reimbursement arrangement can be changed or terminated at any time after February 28, 2001 at the option of Morgan.

    Administration--The Portfolio has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and distributor for the Fund. Under a Co-Administration Agreement between FDI and the Portfolio, FDI provides administrative services necessary for the operations of the Portfolio, furnishes office space and facilities required for conducting the business of the Portfolio and pays the compensation of the Portfolio's officers affiliated with FDI. The Portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which FDI provides similar services.

    Fund Services--The Portfolio has a Fund Services Agreement with Pierpont Group, Inc. ("PGI") to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio's affairs. The Trustees of the Portfolio represent all the existing shareholders of PGI.

    Each Trustee receives an aggregate annual fee of $75,000 for serving on the boards of the Trust, the J.P. Morgan

    The Accompanying Notes are an Integral Part of the Financial Statements.
22

THE SHORT TERM BOND PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                    (Continued)

OCTOBER 31, 2000
--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES (CONTINUED)

Funds, the J.P. Morgan Institutional Funds, and other registered investment companies in which they invest. The Trustees' Fees and Expenses shown in the financial statements represent the Portfolio's allocated portion of the total Trustees' fees and expenses. The Portfolio's Chairman and Chief Executive Officer also serves as Chairman of PGI and receives compensation and employee benefits from PGI. The allocated portion of such compensation and benefits included in the Fund Services Fee (PGI) shown on the Statement of Operations was $1,230.

--------------------------------------------------------------------------------
3. FEDERAL INCOME TAXES

    As of October 31, 2000, accumulated net unrealized depreciation was $156,451, based on the aggregate cost of investments for federal income tax purposes of $482,782,004, which consisted of unrealized appreciation of $2,643,974 and unrealized depreciation of $2,800,425.

--------------------------------------------------------------------------------
4. INVESTMENT TRANSACTIONS

    During the year ended October 31, 2000, the Portfolio purchased $921,581,045 of investment securities and sold $825,535,464 of investment securities other than U.S. government securities and short-term investments. Purchases and sales of U.S. government securities were $513,254,586 and $446,003,072, respectively.

--------------------------------------------------------------------------------
5. CONCENTRATIONS OF CREDIT RISKS

    The ability of the issuers of debt, asset-backed and mortgage-backed securities to meet their obligations may be affected by the economic and political developments in a specific industry or region. The value of asset-backed and mortgage-backed securities can be significantly affected by changes in interest rates or rapid principal payments including prepayments. The Portfolio may have elements of risk not typically associated with investments in the United States of America due to concentrated investments in a limited number of countries or regions which may vary throughout the year. Such concentrations may subject the Portfolio to additional risks resulting from political or economic conditions in such countries or regions and the possible imposition of adverse governmental laws or currency exchange restrictions could cause the securities and their markets to be less liquid and their prices more volatile than those of comparable U.S. securities.

--------------------------------------------------------------------------------
6. SUBSEQUENT EVENTS

    On September 13, 2000, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation announced that they have entered into an agreement and plan of merger. The transaction is expected to close in December 2000 and is subject to approval by shareholders of both companies.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Trustees and Investors of
The Short Term Bond Portfolio

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the supplementary data present fairly, in all material respects, the financial position of The Short Term Bond Portfolio (the "Portfolio") at October 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the supplementary data for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and supplementary data (hereafter referred to as "financial statements") are the responsibility of the Portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
December 21, 2000

[back cover]

J.P. MORGAN FUNDS
       Federal Money Market Fund
           ---------------------------------------------------------------------
       Prime Money Market Fund
           ---------------------------------------------------------------------
       Emerging Markets Debt
           ---------------------------------------------------------------------
       Tax Aware Enhanced Income Fund:
           Select Shares
           ---------------------------------------------------------------------
       Tax Exempt Money Market Fund
           ---------------------------------------------------------------------
       Short Term Bond Fund
           ---------------------------------------------------------------------
       Bond Fund
           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
       Tax Exempt Bond Fund
           ---------------------------------------------------------------------
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           Select Shares
           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
       Diversified Fund
           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
       Tax Aware U.S. Equity Fund:
           Select Shares
           ---------------------------------------------------------------------
       U.S. Equity Fund
           ---------------------------------------------------------------------
       U.S. Small Company Fund
           ---------------------------------------------------------------------
       U.S. Small Company Opportunities Fund
           ---------------------------------------------------------------------
       Emerging Markets Equity Fund
           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
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           Select Shares
           ---------------------------------------------------------------------
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           ---------------------------------------------------------------------
       For more information on the J.P. Morgan
           Funds, call J.P. Morgan Funds
           Services  at (800) 521-5411.
           ---------------------------------------------------------------------

Morgan Guaranty Trust Company                                  MAILING
500 Stanton Christiana Road                                 INFORMATION
Newark, Delaware 19713-2107

SH-ANN-23742   1000